Exhibit 99
                                Page 1 of 6

CNF
3240 HILLVIEW AVENUE
PALO ALTO, CA 94304-1297
(650) 494-2900                                             NEWS RELEASE



                                                              Contacts:

                                          Investors - Patrick Fossenier
                                                         (650) 813-5353

                                                 Press -- Nancy Colvert
                                                         (650) 813-5336


 CNF INC. REPORTS IMPROVED THIRD-QUARTER OPERATING INCOME AND REVENUE

PALO ALTO, Calif. - Oct. 20, 2003 -- CNF Inc. (NYSE:CNF) today reported net income to common shareholders of $24.8 million, 46 cents per diluted share, including a charge of 11 cents per diluted share for the resolution of a hazardous materials violations case with the U.S. government. This compares with $33.5 million, 61 cents per diluted share, a year ago. The 2002 third quarter included a net benefit of 22 cents per diluted share consisting of a net loss of 18 cents per diluted share from discontinued operations and, in continuing operations, a tax benefit of 44 cents per diluted share and a 4 cents per diluted share charge for uncollectible non-trade receivables.
     Third-quarter operating income was $57.1 million, up 31 percent from $43.5 million in the third quarter of 2002. Revenue was $1.3 billion, up six percent from $1.2 billion in the prior-year quarter.
     "Operating results were substantially improved from a year ago, reflecting the operating leverage in each of our business units driven by an improving economy and excellent productivity from our seasoned work force," said CNF President and Chief Executive Officer Gregory L. Quesnel. "We expect this improvement to continue in the fourth quarter."
     CNF's tax provision rate was 44 percent in the third quarter of 2003 due to non-deductibility of the hazardous materials resolution, compared with a 35 percent tax benefit rate in the prior-year quarter due to the reversal of $25 million of accrued taxes.
     For the first nine months of 2003, net income to common shareholders was $57.0 million, $1.08 per diluted share, compared with $71.6 million, $1.33 per diluted share, in the same period of 2002. Revenue for the first nine months of 2003 was $3.7 billion compared with $3.5 billion in the first nine months of 2002.

Con-Way Transportation Services
-------------------------------
For the third quarter of 2003, Con-Way Transportation Services reported:
     - operating income of $56.6 million, up 36 percent compared to $41.6 million in the year-ago period.

     - revenue of $574.6 million, up nine percent from last year's $527.7 million.
     - regional carrier weight per day was up two percent compared to the prior year.
     - regional carrier yield increased five percent from the prior year quarter.

"In addition to a very good quarter in its core regional LTL operations, Con-Way also reported improvement in its air freight, logistics and expedited delivery businesses," Quesnel said.

Menlo Worldwide
---------------
For the third quarter of 2003, Menlo Worldwide reported:
     - operating income of $1.4 million compared with $6.0 million in the year-ago period.
     - revenue of $731.7 million compared with $701.8 million in the third quarter of 2002.
For the third quarter of 2003, Menlo Worldwide Forwarding reported:
     - an operating loss of $14.3 million, which included the $6.5 million charge for the hazardous materials resolution, compared with an operating loss of $5.0 million in the year-ago period.
     - revenue of $469.0 million, up five percent from $446.8 million a year ago.
     - international air freight revenue per day grew 14 percent compared with the prior-year period on a weight-per-day increase of 16 percent.
     - North American air freight revenue per day declined nine percent on a two percent decrease in weight per day and an eight percent decline in yield that was due primarily to a mix change to more second-day and deferred freight.
For the third quarter of 2003, Menlo Worldwide Logistics reported:
     - operating income of $6.9 million compared to operating income of $8.4 million a year ago.
     - revenue of $262.7 million, up three percent from $255.0 million in the prior-year period.

For the third quarter of 2003, activities at Menlo Worldwide Other, which consists of the results of Vector SCM, reported operating income of $8.8 million compared with operating income of $2.6 million in the third quarter of 2002. The 2003 quarter included $3.5 million of additional revenue and operating income due to finalization of outstanding issues.

"Menlo Worldwide Forwarding's performance in North America continues to be weak compared with its robust international growth. However, an improved economy and sustained cost control efforts enabled Menlo Worldwide Forwarding to improve its core operating results for each month in the third quarter excluding the hazardous materials resolution in September. We are encouraged by the trend." Quesnel said.

Other
-----
CNF's "Other" operations, which include the results of Road Systems and corporate activities, reported an operating loss of $885,000 in the third quarter.

Fourth-Quarter Outlook
----------------------
Fourth-quarter diluted earnings per share from continuing operations are expected to be between 42 cents and 50 cents. CNF's tax rate is expected to be 39 percent in the fourth quarter.

Conference Call
---------------
CNF will host a conference call for shareholders and the investment community to discuss third-quarter results at 11:00 a.m. Eastern time (8:00 a.m. Pacific) tomorrow, October 21. The call can be accessed by dialing (800) 230-1074 or (612) 288-0318 (for international callers only) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live web cast at the investor relations section of the CNF web site at www.cnf.com and at www.streetevents.com. An audio replay will be available for one week following the call at (800) 475-6701, access code 698160. The replay will also be available for one week on demand at the web sites providing access to the live call.

     Investors may obtain additional operating data from CNF's
Consolidated Financial Summaries, which will be posted on the investor relations section of the CNF web site at www.cnf.com later today.

     CNF (NYSE:CNF) is a $4.8 billion management company of global supply chain services with businesses in regional trucking, air freight, ocean freight, customs brokerage, global logistics management and trailer manufacturing.

                            #   #   #

Forward-Looking Statements
--------------------------
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements regarding contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the possible outcome of claims brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility of additional unusual charges and other costs and expenses related to Menlo Worldwide's forwarding operations, the possibility that CNF may, from time to time, be required to record impairment charges for goodwill and other long-lived assets, the possibility of defaults under CNF's $385 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges or from CNF's failure to perform in accordance with management's expectations), and the possibility that CNF may be required to pledge collateral to secure some of its indebtedness or to repay other indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, the February 2000 crash of an Emery Worldwide Airlines aircraft and related litigation, and matters relating to CNF's 1996 spin-off of Consolidated Freightways Corporation
(CFC), including the possibility that CFC's multi-employer pension plans may assert claims against CNF, and matters relating to CNF's defined benefit pension plans. The factors included herein and in Item 7 of CNF's 2002 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.

                             ###

                                CNF INC.
                     STATEMENTS OF CONSOLIDATED INCOME
              (Dollars in thousands except per share amounts)

                              Three Months Ended        Nine Months Ended
                                 September 30,            September 30,
                            -----------------------  -----------------------
                               2003        2002         2003        2002
                            ----------- -----------  ----------- -----------

REVENUES                    $1,306,372  $1,230,147   $3,749,518  $3,483,494

Costs and Expenses
  Operating expenses         1,091,296   1,030,236    3,147,003   2,903,608
  General and administrative
    expenses                   124,568     121,612      366,911     345,833
  Depreciation                  33,450      34,774      100,178     106,255
                            ----------- -----------  ----------- -----------
                             1,249,314   1,186,622    3,614,092   3,355,696
                            ----------- -----------  ----------- -----------

OPERATING INCOME                57,058      43,525      135,426     127,798

Other expense, net              (8,933)     (9,682)     (27,753)    (24,849)
                            ----------- -----------  ----------- -----------
Income before Taxes             48,125      33,843      107,673     102,949
Income Tax Benefit
  (Provision)                  (21,304)[b]  11,801[c]   (44,528)[b] (15,150)[c]
                            ----------- -----------  ----------- -----------
Income from Continuing
  Operations                    26,821      45,644       63,145      87,799

Loss from discontinuance, net
  of tax                            -      (10,139)[d]       -      (10,139)[d]
                            ----------- -----------  ----------- -----------
Net Income                      26,821      35,505       63,145      77,660

  Preferred Stock Dividends      2,030       2,002        6,125       6,050
                            ----------- -----------  ----------- -----------
NET INCOME AVAILABLE TO
  COMMON SHAREHOLDERS          $24,791     $33,503      $57,020     $71,610
                            =========== ===========  =========== ===========
Weighted-Average Common
  Shares Outstanding
    Basic                   49,549,338  49,226,241   49,480,305  49,077,089
    Diluted [a]             56,641,421  56,755,010   56,634,040  56,700,280

Earnings per Common Share
  Basic
    Income from continuing
      operations                 $0.50       $0.89        $1.15       $1.67
    Loss from discontinuance,
      net of tax                    -        (0.21)          -        (0.21)
                            ----------- -----------  ----------- -----------
  Net Income Available to
    Common Shareholders          $0.50       $0.68        $1.15       $1.46
                            =========== ===========  =========== ===========
  Diluted [a]
    Income from continuing
      operations                 $0.46       $0.79        $1.08       $1.51
    Loss from discontinuance,
      net of tax                    -        (0.18)          -        (0.18)
                            ----------- -----------  ----------- -----------
  Net Income Available to
    Common Shareholders          $0.46       $0.61        $1.08       $1.33
                            =========== ===========  =========== ===========

[a] Includes the dilutive effect of stock options, Series B (TASP) preferred stock, and Series A "TECONs" convertible preferred stock of subsidiary trust.
[b] Excludes tax impact on non-deductible loss for the resolution of a hazardous materials violation case with the U.S. government.
[c] Includes tax provision of $13.2 million for the three months ended September 30, 2002 and tax provision of $40.2 million for the nine months ended September 30, 2002, offset by a $25.0 million third-quarter reversal of accrued taxes related to the settlement with the IRS of aircraft maintenance issues.
[d] Includes a $2.9 million net-of-tax gain on final Priority Mail settlement and a $13.0 million net-of-tax loss related to the business failure of CFC.


                           OPERATING SEGMENTS

REVENUES
  Con-Way Transportation
    Services                  $574,571    $527,689   $1,635,125  $1,486,388
  Menlo Worldwide
    Forwarding                 469,048     446,797    1,357,091   1,281,345
    Logistics                  262,663     255,022      757,177     713,142
                            ----------- -----------  ----------- -----------
                               731,711     701,819    2,114,268   1,994,487
                            ----------- -----------  ----------- -----------
  CNF Other                         90         639          125       2,619
                            ----------- -----------  ----------- -----------
                            $1,306,372  $1,230,147   $3,749,518  $3,483,494
                            =========== ===========  =========== ===========

OPERATING INCOME (LOSS)
  Con-Way Transportation
    Services                   $56,565     $41,618     $137,332    $110,454
  Menlo Worldwide
    Forwarding                 (14,304)     (4,979)     (33,553)    (16,600)
    Logistics                    6,872       8,371       19,211      23,183
    Other                        8,810       2,638       15,358      13,267
                            ----------- -----------  ----------- -----------
                                 1,378       6,030        1,016      19,850
                            ----------- -----------  ----------- -----------
  CNF Other                       (885)     (4,123)      (2,922)     (2,506)
                            ----------- -----------  ----------- -----------
                               $57,058     $43,525     $135,426    $127,798
                            =========== ===========  =========== ===========


ITEMS AFFECTING COMPARABILITY OF OPERATING INCOME (LOSS) FOR THE PERIODS
PRESENTED:

Con-Way Transportation
  Services -
    Net gain from the sale
      of property              $    -      $    -       $    -      $ 8,675
Menlo Worldwide -
  Forwarding -
    Net gains from payments
      under the Air Transportation
      Safety and System
      Stabilization Act             -           -         7,230       9,895
    Loss for the resolution of
      a hazardous materials
      violation case            (6,500)         -        (6,500)         -
  Logistics -
    Net gain from a contract
      termination                   -           -            -        1,850
CNF Other -
  Loss from the business failure
    of CFC                          -       (3,595)          -       (3,595)
  Net gain from the sale of
    property                        -           -            -        2,367

                             CNF INC.
                     CONDENSED BALANCE SHEETS
                      (Dollars in thousands)


                                          September 30,  December 31,
                                              2003          2002
ASSETS                                     ------------  ------------
  Current assets                            $1,308,250    $1,268,488
  Property, plant and
    equipment, net                             990,605     1,015,354
  Other assets                                 429,581       455,919
                                           ------------  ------------
    Total Assets                            $2,728,436    $2,739,761
                                           ============  ============


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                         $838,050      $873,054
  Long-term debt, guarantees and capital
    leases                                     542,300       557,610
  Other long-term liabilities and
    deferred credits                           451,537       466,099
  Preferred stock - subsidiary trust           125,000       125,000
  Shareholders' equity                         771,549       717,998

    Total Liabilities and                  ------------  ------------
      Shareholders' Equity                  $2,728,436    $2,739,761
                                           ============  ============